Exhibit 99.4

Press release

5 November 2026

Statement by the Board of Directors of Egetis Therapeutics in relation to the public cash offer from ANI Pharmaceuticals

The Board of Directors of Egetis unanimously recommends that the shareholders of Egetis and the holder of the Convertible and the Warrants accept the public offer from ANI , based on the assessment outlined below.

Background

This statement is made by the Board of Directors of Egetis Therapeutics AB (publ) (“Egetis ” or the “Company”) (the “Board”) pursuant to section II.19 of the Takeover Rules for Nasdaq Stockholm and Nordic Growth Market NGM (the “Takeover Rules”).

ANI Pharmaceuticals, Inc., a U.S. corporation domiciled in Delaware, whose shares are listed on The Nasdaq Global Market under the symbol “ANIP” in the United States (“ANI”), has today announced a public cash offer to Egetis’ shareholders and to the holder of the convertible loan 2023:1 (the “Convertible”) and the warrants 2023/2033:1 (the “Warrants”) issued by Egetis to transfer all of their shares in Egetis and the Convertible and the Warrants to ANI for a consideration of SEK 11.25 per Egetis share in cash and SEK 65,750,817 in cash for the EUR 3 million principal amount of the Convertible and SEK 6.99 in cash per Warrant (the “Offer”). The total value of the Offer amounts to approximately SEK 5,304 million.1

The price per share in the Offer represents a premium of:

•	approximately 12.6 percent compared to the closing price of SEK 9.99 of an Egetis share on Nasdaq Stockholm on 4 November 2026, which was the last day of trading prior to the announcement of the Offer;
•	approximately 27.0 percent compared to the volume-weighted average trading price of SEK 8.86 of an Egetis share on Nasdaq Stockholm during the last 60 trading days prior to the announcement of the Offer; and
•	approximately 48.0 percent compared to the volume-weighted average trading price of SEK 7.60 of an Egetis share on Nasdaq Stockholm during the last 180 trading days prior to the announcement of the Offer.

ANI will not increase the price in the Offer, provided, however, that this statement shall not apply if a competing offer is announced. The acceptance period for the Offer is expected to commence on or around 20 November 2026 and expire on or around 18 December 2026, subject to any extensions. Settlement is expected to be initiated on or around 29 December 2026.

Completion of the Offer is conditional upon customary conditions, inter alia, that the Offer is accepted to such an extent that ANI becomes the owner of shares representing more than 90 percent of the outstanding shares in Egetis (on a fully diluted basis) and that all necessary regulatory, governmental or similar clearances, approvals and decisions, including from competition and foreign direct investment authorities, are received. The Offer is not subject to any financing condition. Please refer to ANI’s press release regarding the Offer for further information.

1 Based on 464,965,562 ordinary shares outstanding, excluding 25,863,043 Class C shares held by Egetis. Unless otherwise stated, references to outstanding shares in this statement refer to the 464,965,562 issued ordinary shares in Egetis, which excludes any treasury shares held by Egetis (as of the date of this statement Egetis holds 25,863,043 Class C shares in treasury).

The Board has, at the written request of ANI, permitted ANI to carry out a customary confirmatory due diligence review of Egetis in relation to the preparation of the Offer. ANI has not received any inside information relating to Egetis in connection with its due diligence review, except for certain preliminary financial information concerning Egetis’ third quarter 2026 results. This information will be included in Egetis’ interim report for the third quarter of 2026, which will be released through a separate press release today.

Frazier Life Sciences, Cidro Förvaltning AB, Cetoros AB, Avla Holding AB, The Invus Group and RegulaPharm AB, shareholders in Egetis, in aggregate representing 196,127,092 shares in Egetis, which corresponds to approximately 42.2 percent of the total number of outstanding shares in Egetis, have entered into undertakings with ANI to accept the Offer, subject to certain conditions, including that no competing offer at a price per share exceeding the price per share in the Offer by more than five (5) percent is announced which ANI does not match (the “Irrevocable Undertakings”). Please refer to ANI’s press release regarding the Offer for more information about the Irrevocable Undertakings.

Centerview Partners LLC is acting as financial advisor to Egetis and Advokatfirman Vinge is serving as legal advisor to Egetis.

The Board’s recommendation

The Board’s recommendation of the Offer is based on an assessment of a number of relevant factors, including, but not limited to, Egetis’ present position as a commercial-stage rare disease company, its expected future development and related opportunities and risks.

In the Board’s opinion, the transaction not only delivers value to Egetis’ shareholders, but also enables Egetis to leverage ANI’s established rare disease platform and commercialization capabilities in the United States, with the aim of making EMCITATE available to more patients with MCT8 deficiency.

The proposed transaction highlights the shared commitment of both companies in addressing the substantial unmet medical need in the rare disease space, with the continued commercialization of EMCITATE globally for the treatment of peripheral thyrotoxicosis in adults and pediatric patients with monocarboxylate transporter 8 (MCT8) deficiency (Allan–Herndon–Dudley syndrome), including the commercial launch in the United States following the approval by the U.S. Food and Drug Administration on 28 September 2026 as the first and only approved treatment for this indication in the United States.

The Board is confident that ANI is well positioned to accelerate the commercial launch of EMCITATE in the United States, broaden patient access and continue Egetis’ important mission to create value for patients, society and stakeholders by developing and providing a portfolio of unique products for the treatment of rare diseases with substantial unmet medical need.

In making the recommendation, the Board notes that the Offer was the result of a competitive process run by Egetis, supported by its financial advisor, that was precipitated by the receipt of an unsolicited, non-binding indicative proposal to acquire Egetis in the third quarter of 2026.

In its evaluation of the Offer, the Board also took into account the Irrevocable Undertakings from Egetis’ shareholders Frazier Life Sciences, Cidro Förvaltning AB, Cetoros AB, Avla Holding AB, The Invus Group and RegulaPharm AB, whose shareholdings in aggregate represent approximately 42.2 percent of the total number of outstanding shares in Egetis.

Having concluded this assessment, the Board believes that the terms of the Offer recognize Egetis’ growth prospects, as well as the risks associated with those prospects, including the costs and execution risk of a standalone U.S. commercial build-out and launch of EMCITATE.

On this basis, the Board unanimously recommends that the shareholders of Egetis and the holder of the Convertible and the Warrants accept the Offer.

Under the Takeover Rules, the Board is required, on the basis of ANI’s statements in the announcement of the Offer, to make public its opinion of the effects the implementation of the Offer may have on Egetis , specifically employment, and its views on ANI’s strategic plans for Egetis and the effect these may be expected to have on employment and the places where Egetis conducts its business. ANI has in this respect communicated:

“ANI places great value on the skills and expertise of Egetis’ management and employees and intends to continue to safeguard the excellent relationship that Egetis has with its employees. Based on ANI’s current knowledge of Egetis and in light of current market conditions, ANI does not intend to make any material changes to the companies’ operations or to the locations where the companies conduct their business, nor any material changes with respect to the companies’ management and employees, including their terms of employment.”

The Board has no reason to question these statements regarding employment, ANI’s strategic plans for Egetis or the impact these could be expected to have on employment and on Egetis’ business locations.

This statement shall in all respects be governed by and construed in accordance with Swedish law. Any dispute arising out of or in connection with this statement shall be settled exclusively by Swedish courts.

Stockholm on 5 November 2026

Egetis Therapeutics AB (publ)

The Board of Directors

About Egetis Therapeutics

Egetis Therapeutics is a commercial-stage pharmaceutical company focused on developing and delivering innovative therapies for patients with rare diseases with significant unmet medical need. Combining scientific and clinical expertise with integrated late-stage development, regulatory and commercial capabilities and manufacturing expertise, Egetis is committed to delivering treatments and dedicated support to underserved patient communities.

The Company’s lead product, EMCITATE® (tiratricol), is the first and only approved treatment for MCT8 deficiency, a rare and life-shortening genetic disorder, with marketing authorizations in the European Union and in the United States.

Headquartered in Stockholm, Sweden, with operations in the U.S. and Europe, Egetis is building a sustainable global rare disease company.

For more information, visit egetis.com.

For further information, please contact:

Mats Blom, Chairman of the Board of Directors at Egetis Therapeutics AB (publ)

+46 (0) 761 45 70 90

mats.blom@egetis.com

This information is information that Egetis Therapeutics AB (publ) is obliged to make public pursuant to the EU Market Abuse Regulation and the Takeover Rules. The information was submitted for publication, through the agency of the contact person set out above, on 5 November 2026, at 07:15 CET.